Exhibit 99.1
NYSE: WMB
Date:           Oct. 10, 2006
Northwest Pipeline and Transco Announce Expiration of Exchange Offers
      TULSA, Okla. — Northwest Pipeline Corp. and Transcontinental Gas Pipe Line Corp., subsidiaries of The Williams Companies, Inc. (NYSE:WMB), today announced the expiration at 5 p.m. Eastern of exchange offers for certain of their outstanding notes.
      Northwest exchanged approximately 100 percent of its privately placed outstanding 7 percent senior notes due 2016 for newly registered 7 percent senior notes due 2016.
      Transco exchanged approximately 100 percent of its privately placed outstanding 6.4 percent senior notes due 2016 for newly registered 6.4 percent senior notes due 2016.
      The terms of the new notes are substantially identical to the terms of the outstanding notes, except that the new notes will be registered under the Securities Act of 1933, as amended. The exchange offers were required by the registration rights agreements for the outstanding notes.
About Williams (NYSE:WMB)
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Sharna Reingold Williams (investor relations) (918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.